UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 31, 2018

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry Into a Material Definitive Agreement

On January 31, 2018, Socket Mobile (“we” or the “Company”) entered into a Third Business Financing Modification Agreement (the “Financing Agreement”) with Western Alliance Bank, successor in interest to Bridge Bank, National Association (“Lender”) that provides for a $2.5 million formula based revolving line of credit and a $4.0 million term loan that we may only use to repurchase shares of our common stock. We expect to draw down the term loan on or about March 1, 2018. Pursuant to the revolving line of credit, we are permitted to borrow up to the lesser of $2.5 million or 80% of eligible accounts receivables. Amounts outstanding under the line of credit bear interest at the “U.S. Prime Rate” published by the Wall Street Journal plus 0.75%. Interest is payable monthly on the line of credit, and the principal is due upon the maturity date of January 31, 2020. Amounts outstanding under the term loan bear interest at the “U.S. Prime Rate” published by the Wall Street Journal plus 1.75%. Following a three month interest only period, the term loan is payable in 45 equal monthly installments of principal and interest. The loans are secured by all of our present and future assets, including intellectual property and general intangibles. Termination of the revolving line of credit or term loan prior to its termination date may be subject to early termination fees, subject to certain exceptions. Amounts repaid or prepaid under the term loan may not be reborrowed. At the end of each quarter through the quarter ending December 31, 2018, we are required to prepay outstanding term loan principal in an amount equal to 25% of excess cash flow, as set forth in the Financing Agreement, for the most recent quarter ended. We are also obligated to pay customary fees for a loan facility of this size and type.

The Financing Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict our ability to, among other things, grant liens, make investments, incur indebtedness, merge or consolidate, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock, enter into transactions with affiliates and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. We are also required to maintain compliance with an asset coverage ratio measured monthly, which requirements increase during the term of the Financing Agreement, a fixed charge coverage ratio of no less than 1.75x, measured quarterly, and a total funded debt to trailing twelve months EBITDA multiple of not more than 1.75x, measured monthly.

The Financing Agreement also contains customary events of default including, among others, payment defaults, breaches of covenants, bankruptcy and insolvency events, cross defaults with certain material indebtedness, judgment defaults, and breaches of representations and warranties. Upon an event of default, Lender may declare all or a portion of our outstanding obligations payable to be immediately due and payable and exercise other rights and remedies provided for under the Financing Agreement. During the existence of an event of default, interest on the obligations could be increased.

The foregoing description of the Financing Agreement is qualified in its entirety by reference to the full text of the Financing Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Third Business Financing Modification Agreement, dated January 31, 2018, by and between the Company and Western Alliance Bank, successor in interest to Bridge Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

By:	/s/ David W. Dunlap
Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

Date: February 2, 2018